Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Logan Bonacorsi
Investor Relations

314/994-2766

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Announces Successful Closing of $300 Million Senior Secured Term Loan Facility

ST. LOUIS, March 7, 2017 — Arch Coal, Inc. (NYSE: ARCH) today announced that it has successfully refinanced its senior secured term loan and, in response to strong demand and very attractive rates, has upsized the term loan to $300 million from the previously announced level of $250 million. The interest rate for the new term loan facility, which matures in 2024, is LIBOR plus 400 basis points with a LIBOR floor of one percent. This represents a reduction of 500 basis points from the previous facility. Proceeds — along with cash on hand — are being used to pay off Arch’s existing term loan.

“We are extremely pleased with the outcome of this transaction and with the confidence and support we have received from our capital partners,” said John W. Eaves, Arch’s chief executive officer. “Through this refinancing effort, we have reduced our projected annual interest expense by $18 million, or nearly 50 percent, while extending debt maturities by more than two years.”

“In addition to securing much-improved borrowing rates, we used our healthy cash position to trim debt levels by more than $25 million,” Eaves said. “We believe that managing our capital structure in a careful and prudent manner is an excellent way to protect and enhance long-term shareholder value.”

With the completion of the transaction, Arch now has pro forma total indebtedness at December 31, 2016 of $337 million, comprised of the new, $300 million term loan and $37 million in equipment financing and other debt. Arch expects to end the first quarter with a cash balance in excess of its total debt.

Credit Suisse acted as Administrative Agent and Collateral Agent for the new term loan. Credit Suisse and Citigroup Global Markets Inc., acted as Joint Lead Arrangers. Regions Capital Markets, a division of Regions Bank, BMO Capital Markets Corp., Morgan Stanley Senior Funding, Inc., PNC Capital Markets LLC, and Jefferies Finance LLC acted as Joint Bookrunners.

U.S.-based Arch Coal, Inc. is a top coal producer for the global steel and power generation industries. Arch operates a streamlined portfolio of large-scale, low-cost mining complexes that produce high-quality metallurgical coals in Appalachia and low-emitting thermal coals in the Powder River Basin and other strategic supply regions. For more information, visit www.archcoal.com.

Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

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